EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. (NASDAQ: ATBC), announces third quarter financial information.

JACKSONVILLE BEACH, FLORIDA, November 2, 2006

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces third quarter 2006 financial results.

Atlantic BancGroup reports that it posted net income of $536,000 for the third quarter of 2006, compared to net income of $408,000 for the same period of 2005, an increase of $128,000 or 31.4%.

Fully diluted earnings per share in the third quarter of 2006 were $.43, compared to $.33 for the same period of 2005.

Consolidated total assets at September 30, 2006 reached $234.3 million, an increase of 11.1% over the period end September 30, 2005. Consolidated deposits and consolidated net loans grew 16% and 14.4%, respectively, over the same period, with consolidated deposits at $189.1 million and consolidated net loans at $172.7 million at September 30, 2006.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Small Cap Market. Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.